Exhibit 20.1
Map of the Company’s Parcels in
Downtown Providence, Rhode Island
     The map in Form 10-KSB is a plan of a portion of downtown Providence, Rhode Island, which indicates those parcels owned by the Company in that area known as “Capital Center” and immediately adjacent thereto. A legend contains the Parcel Number, the Parcel Size and the Development on the Parcels as follows:

Parcel No.	Square Feet
Capital	Parcel Size	Development on Parcels
Center

2	92,000	17 and 19 Story Condo Buildings under construction - 307,000 gross square feet
3S	48,000	13 Story Office Building — 235,000 gross square feet
3W	35,000
3E	24,000
4W	46,000
4E	22,000
5	54,000	8 Story Luxury Apartment Building — 454,000 gross square feet
6	276,000
7A	76,000	330 Car Public Parking Garage
8	36,000	4 Story Office Building — 114,000 gross square feet
9	72,000	10 Story Office Building under construction — 210,000 gross square feet

Outside
Capital
Center

20	20,500